PAGE 1

                              Registration Statement No. 33-XXXXX
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                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549
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                             FORM S-8
                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933
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               E. I. DU PONT DE NEMOURS AND COMPANY
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        1007 MARKET STREET
      DELAWARE      WILMINGTON, DELAWARE  19898   51-0014090
   (STATE OR OTHER     (ADDRESS OF PRINCIPAL   (I.R.S. EMPLOYER
    JURISDICTION        EXECUTIVE OFFICES)    IDENTIFICATION NO.)
 OF INCORPORATION OR
    ORGANIZATION)
                          --------------

                  1997 CORPORATE SHARING PLAN OF
               E. I. DU PONT DE NEMOURS AND COMPANY
                     (FULL TITLE OF THE PLAN)

                          --------------

    KURT M. LANDGRAF, SENIOR VICE PRESIDENT -- DU PONT FINANCE
               E. I. DU PONT DE NEMOURS AND COMPANY
                        1007 MARKET STREET
                    WILMINGTON, DELAWARE  19898
              (NAME AND ADDRESS OF AGENT FOR SERVICE)

   TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENTS FOR SERVICE:
                           302-774-1000
                          --------------

        APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES
                       PURSUANT TO THE PLAN:
               From time to time after July 28, 1997
                          --------------

                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------
------------------------------------------------------------------------
                                    PROPOSED     PROPOSED
                                    MAXIMUM      MAXIMUM
                       AMOUNT       OFFERING     AGGREGATE      AMOUNT OF
TITLE OF SECURITIES    TO BE        PRICE        OFFERING       REGISTRATION
TO BE REGISTERED       REGISTERED   PER SHARE    PRICE          FEE
------------------------------------------------------------------------
Common Stock           19,000,000   $52.50       $997,500,000   $302,273.00
$.30 par value

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                              PAGE 2


                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The documents listed below, previously filed with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement:

     (a) DuPont's Annual Report on Form 10-K for the year ended December 31, 1996.

     (b) DuPont's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

     (c)  DuPont's Current Reports on Form 8-K as filed on
          January 29, March 7, April 23, June 13, July 16, and July 23, 1997.

     All documents subsequently filed by DuPont pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of DuPont Common Stock

     Holders of DuPont Common Stock are entitled to receive dividends that may be declared by the Board of Directors of DuPont from surplus or net earnings, but not until all cumulative dividends on preferred stock shall have been declared and set apart for payment at the annual rates of $4.50 a share for the $4.50 Series and $3.50 a share for the $3.50 Series. Holders of DuPont Common Stock have the right to vote on all questions to the exclusion of all other stockholders, except as otherwise expressly provided by law or unless DuPont shall be in default in the payment of dividends on preferred stock for a period of six months. In the latter event, until accumulated and unpaid dividends on preferred stock of all series shall have been paid, the holders of the outstanding preferred stock shall have the exclusive right, voting separately and as a class, to elect two directors, or if the total number of directors of DuPont be only three, then only one director, at each meeting of stockholders held for the purpose of electing directors.

     On liquidation, dissolution, or winding up of DuPont, whether voluntary or involuntary, after payments have been made to holders of preferred stock, holders of DuPont Common Stock have the right to share ratably the remaining assets available for

                               II-1
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                              PAGE 3

distribution. In the event of voluntary liquidation, holders of preferred stock are entitled to accumulated dividends and $115 a share for the $4.50 Series and $107 a share for the $3.50 Series; in the event of involuntary liquidation, holders of both series are entitled to accumulated dividends and $100 a share. Holders of DuPont Common Stock do not have any preemptive rights.

Item 5.  Interests of Named Experts and Counsel

     The validity of the issue of DuPont Common Stock offered hereby has been passed on by Howard J. Rudge, Esq., Senior Vice President and General Counsel of DuPont. Mr. Rudge beneficially owned as of July 25, 1997, 233,120 Shares of Common Stock of DuPont, including 196,700 shares of which he has the right to acquire beneficial ownership within 60 days through the exercise of stock options awarded under DuPont's Stock Performance Plan.

Item 6.  Indemnification of Directors and Officers

     Under provisions of the Bylaws of DuPont, each person who is or was a director or officer of DuPont shall be indemnified by DuPont to the full extent permitted or authorized by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer and incurred by such director or officer in any such person's capacity as director or officer, or arising out of any such person's status as a director or officer. DuPont has purchased liability insurance policies covering its directors and officers to provide protection where DuPont cannot indemnify a director or officer.

Item 8.  Exhibits

     Exhibit
     Number                      Description
     -------                     -----------
     4(a) DuPont's Restated Certificate of Incorporation, effective May 29, 1997, defining the rights of the holders of DuPont Common Stock, incorporated by reference to DuPont's Current Report on Form 8-K filed on June 13, 1997.

     4(b)      Terms and Conditions of 1997 Corporate Sharing Plan

     5(a)      Opinion of Counsel

     23(a)     Consent of Independent Accountants

     23(b) Consent of Howard J. Rudge, Esq. included in the opinion filed as Exhibit 5(a) to this Registration
               Statement

     24 Powers of attorney authorizing certain officers to sign this registration statement and amendments thereto on behalf of officers and directors

                               II-2

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                              PAGE 4

Item 9.  S-K Item 512 Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

               (i)   To include any prospectus required by
          section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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                              PAGE 5

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





































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                              PAGE 6

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Delaware, on July 25, 1997.

                              E. I. DU PONT DE NEMOURS AND COMPANY

                              By
                                   /s/ Kurt M. Landgraf
                                   -----------------------------
                                   Kurt M. Landgraf, Senior Vice
                                   President - DuPont Finance
                                   (Chief Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

[E. S. Woolard, Jr.    Chairman and Director
J. A. Krol             President and Chief Executive
                          Officer and Director
A. W. Dunham           Executive Vice President and
                          Director     By
                                            /s/ Kurt M. Landgraf
                                            -----------------------
P. N. Barnevik         Director             Kurt M. Landgraf
A. F. Brimmer          Director             Senior Vice President-
L. C. Duemling         Director             DuPont Finance
E. B. du Pont          Director             (Principal Financial
C. M. Harper           Director             and Accounting Officer
L. D. Juliber          Director             and Attorney-In-Fact
W. K. Reilly           Director             for bracketed
H. R. Sharp, III       Director             individuals)
C. M. Vest             Director             (July 25, 1997)
G. Watanabe            Director]
                                       By
                                            /s/ Howard J. Rudge
                                            ----------------------
                                            Howard J. Rudge
                                            Senior Vice President
                                            and General Counsel -
                                            DuPont Legal
                                            (Attorney-In-Fact for
                                            bracketed individuals)
                                            (July 25, 1997)

     Powers of attorney authorizing Kurt M. Landgraf and Howard J. Rudge jointly, to sign the registration statement and amendments thereto on behalf of the above-named directors and officers are filed with the registration statement.

                               II-5
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                              PAGE 1



                         INDEX TO EXHIBITS


     Exhibit
     Number                      Description
     -------                     -----------
     4(a) DuPont's Restated Certificate of Incorporation, effective May 29, 1997, defining the rights of the holders of DuPont Common Stock, incorporated by reference to DuPont's Current Report on Form 8-K filed on June 13, 1997.

     4(b)      Terms and Conditions of 1997 Corporate Sharing Plan

     5(a)      Opinion of Counsel

     23(a)     Consent of Independent Accountants

     23(b) Consent of Howard J. Rudge, Esq. included in the opinion filed as Exhibit 5 to this Registration
               Statement

     24 Powers of attorney authorizing certain officers to sign this registration statement and amendments thereto on behalf of officers and directors

                                                  EXHIBIT 4(b)


        TERMS AND CONDITIONS OF 1997 CORPORATE SHARING PLAN

TERMS AND CONDITIONS APPLICABLE TO STOCK OPTIONS

1.   Exercise Price

     A stock option entitles you to purchase, subject to the limitations set forth in these terms and conditions, DuPont common stock at the average (rounded to the next higher multiple of 25 cents - unless such average is itself a multiple of 25 cents) of the high and low price on the New York Stock Exchange (NYSE) Composite Transactions Tape on the grant date.

2.   First Time of Exercisability

     Except as provided below, from the grant date to the day prior to the first anniversary of grant date no shares may be purchased under the stock option. On the first anniversary of grant date, subject to the other terms and conditions con-tained herein, all shares subject to the option may be purchased.

     The day following your retirement pursuant to the pension or retirement plan or policy of a sharing plan company, or the day following termination of employment by such company pursuant to a designated company initiated program or due to divestiture or lack of work, or upon your death, all shares subject to option under your award may be purchased, subject to the other terms and conditions contained herein, provided your retirement, termination of employment pursuant to a designated company initiated program or due to divestiture or lack of work, or death occurs six months after grant, or later. If, however, your retirement, termination of employment pursuant to a designated company initiated program or due to divestiture or lack or work, or death occurs prior to that date, no such shares may be purchased and your option will terminate.

3.   Late Time of Exercisability

     No shares may be purchased under the stock option grant after the earliest of the following:

     a. The day prior to the tenth anniversary of the grant date, or

     b.   Two years after your death, or

     c.   The date of termination of your employment for cause, or

     d. One year after termination of employment as a result of divestiture or lack of work, or

     e. Three months after termination of employment for any reason other than retirement, death, cause, divestiture or lack of work.

     The Compensation Committee has the authority to make adjustments to the last date of exercisability in the event of termination due to divestiture or lack or work.

4.   Stock Price Hurdle

     Until six months prior to the tenth anniversary of the grant date, options are exercisable only after the closing price of DuPont common stock on the NYSE-Composite Transactions Tape is $75 or more for a period of five consecutive trading days. Once this stock price hurdle has been met, options are exercisable even if the stock price drops below the stock price hurdle, provided all other terms and conditions are satisfied.

5.   Stock Dividend

     In the event of any stock dividend, other changes in capitalization or special distributions to stockholders, an equitable adjustment will be made as indicated in Article XII of the Corporate Sharing Plan in the number of shares subject to the stock option and the price per share applicable thereto.

6.   Nontransferability and Exercise Upon Death

     During your lifetime, your option is not transferable and shares subject to the option may be purchased only by you.

     In the event of your death, your remaining option shares may be purchased by the executor or administrator of your estate or in accordance with the executor's or administrator's directions, subject to the other terms and conditions contained herein. Options exercised after your death are not subject to the stock price hurdle described in Article 4 above.

7.   How to Exercise/Payment of Exercise Price

     Exercises of your option to purchase shares of DuPont common stock must be made through the designated administrator. At the time of exercising any portion of your stock options, it will be necessary to make arrangements with the designated administrator for full payment in U.S. dollars on account of shares purchased. Payment of the purchase price must be made in cash and/or through the sale of the options shares issued pursuant to the exercise. If payment is made through the sale of the shares, the stock will be valued at the price received on the sale of the shares on the NYSE the trade day following the day your exercise is valued.

     In those countries where an 800 phone exchange service to the designated administrator is available, the exercise transaction can be executed over the phone. In those countries where this service is not available, the exercise transaction can be executed by facsimile of exercise forms to the designated administrator or by a long distance phone call. Postal delivery of exercise forms is also available, but the exercise will not be effective until received by the designated administrator. Exercise transactions executed over the phone or received by the designated administrator prior to 4 p.m. New York time will be valued at that day's closing price for DuPont stock for the purpose of withholding requirements and establishing the tax basis for gain/loss on future sale. If the exercise day is not a day the NYSE is open, the transaction will be valued at the closing price on the next trading day the exchange is open.

     Purchase of shares subject to option will be effected only if notice of such purchase, accompanied by payment (in cash and/or sale of option shares) is received by the designated administrator on or before the last day allowed for the purchase of shares as indicated above. Shares purchased will be delivered by DuPont to the designated administrator three trading days following the day your exercise is valued.

8.   Minimum Exercise

     You may not purchase at any one time fewer than ten shares subject to the stock option, unless you have fewer than ten shares remaining subject to the stock option.

9.   Satisfying Withholding

     When withholding of national, social, and/or local taxes is required in a country, it will be done by selling option shares issues pursuant to the exercise of the option. The number of shares withheld will be dependent on the sales price received for the shares on the NYSE on the trading day following the day your exercise is valued.

10.  Program Administration

     The decision of the Compensation Committee with respect to any question arising as to the interpretation of the 1997 Corporate Sharing Plan as it affects these grants, including the severability of any and all of the provisions of the 1997 Corporate Sharing Plan, shall be final, conclusive and binding.

     No information pertaining to the application, operation or administration of this 1997 Corporate Sharing Plan will be made available unless the Compensation Committee, in its sole discretion, shall make it available.

     Nothing in this 1997 Corporate Sharing Plan shall be deemed to give any employee, or any employee's legal representatives or assigns, any right to participate in the 1997 Corporate Sharing Plan except to such extent, if any, as the Compensation Committee may have determined or approved pursuant to the provisions of this 1997 Corporate Sharing Plan.

     Grants under this Plan shall not be delivered to any employee or beneficiary of any employee in a bargaining unit represented by a union for collective bargaining unless and until the site manager has authorized delivery of the grant, collective bargaining on the subject has taken place, and any requisite obligations thereunder have been fulfilled.

11.  Incorporation of 1997 Corporate Sharing Plan

     It is understood that in addition to the terms and conditions set forth above, which are fixed in accordance with the 1997 Corporate Sharing Plan, your grants are also subject to the other applicable provisions of the 1997 Corporate Sharing Plan.

                                                       EXHIBIT 5(a)






                                   July 25, 1997



E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, Delaware 19898

Gentlemen/Ladies:

          Reference is made to the Registration Statement being filed by you with the Securities and Exchange Commission, relating to 19,000,000 shares of E. I. du Pont de Nemours and Company (hereinafter called "the Company") $0.30 par value Common Stock ("Common Stock").

          It is my opinion that:

          (a) the Company is duly organized and existing under the laws of the State of Delaware; and

          (b) all shares of Common Stock so registered are or will when sold, be legally issued, fully paid and nonassessable.
          I hereby consent to the use of this opinion in connection with the above-mentioned Registration Statement.

                                   Very truly yours,

                                   /s/ Howard J. Rudge

                                   Howard J. Rudge
                                   Senior Vice President and
                                   General Counsel
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                              PAGE 1


                                                      EXHIBIT 23(a)



                CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 1997, which appears on page 28 of the 1996 Annual Report to Stockholders of E. I. du Pont de Nemours and Company, which is incorporated by reference in E. I. du Pont de Nemours and Company's Annual Report on Form 10-K for the year ended
December 31, 1996.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
30 South Seventeenth Street
Philadelphia, Pennsylvania  19103

July 23, 1997

DuPont Legal
Wilmington, DE  19898








                                   July 25, 1997




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Sir/Madam:

          On behalf of E. I. du Pont de Nemours and Company ("DuPont"), I am transmitting a Registration Statement on Form S-8 covering 19,000,000 shares of common stock for filing in accordance with the requirements of the Securities Act of 1933.

          DuPont's wire transfer in the amount of $302,273.00 in payment of the filing fee has been transmitted to the SEC's lockbox.

          If you have any questions concerning the Registration Statement, please call me at (302) 774-5303.

                                   Very truly yours,


                                   /s/ Mary E. Bowler

                                   Mary E. Bowler
                                   Senior Counsel and
                                   Assistant Secretary